Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (Registration No. 333-166315) pertaining to VimpelCom Ltd.’s Amended and Restated VimpelCom 2000 Stock Option Plan and the VimpelCom 2010 Stock Option Plan of our report dated June 1, 2011, with respect to the consolidated financial statements of VimpelCom Ltd (‘VimpelCom’), and our report dated June 1, 2011, with respect to the effectiveness of internal control over financial reporting of VimpelCom as of December 31, 2010, included in VimpelCom’s Annual Report on Form 20-F for the year ended December 31, 2010.

/s/ ERNST & YOUNG ACCOUNTANTS LLP

Rotterdam, the Netherlands

June 30, 2011